Exhibit 99.2 — Shareholder Letter

November 9, 2016

Dear Shareholder:

We want to update you on some developments at your Company. The Company has grown to more than $800 million of total assets and earlier this year our Board of Directors determined that we needed a President & CEO with the requisite experience to lead us forward. As you know, in April the Board of Directors appointed Nancy E. Graves to serve as a Director, President and Chief Executive Officer of the company and the bank. Immediately prior to joining us Nancy served as President & CEO of a Bergen County community bank for three years and before that dedicated several years as Assistant Director at the New Jersey Department of Banking and Insurance providing regulatory oversight of all New Jersey chartered banks. She brings more than twenty-five years as a financial services executive. The Board is focused on growth, and Nancy has a successful track record to lead the Company as it approaches, and then exceeds $1 billion in assets.

Nancy has augmented our senior management team, hiring Mike Trepicchio, EVP, Chief Lending Officer, Mina Turelli, EVP, Chief Risk Officer and Lori Young, SVP Retail Banking & Human Resources, to help ensure that we have the foundation, in commercial lending and risk management systems, to support our growth in a safe and sound manner. Our management team has undertaken a comprehensive review of the Company. The resulting initiatives require increased investments in consulting, legal, and risk management systems. Non-interest expense, for the three months ended September 30, 2016, was $353 thousand higher than the same period in 2015. The expenses year to date and ongoing for the upcoming period are investments in our future performance. The Board is invigorated by the energy, experience and strategic vision the new management team brings to our continuing commitment to build shareholder value.

Our net income for the three months ended September 30, 2016 was also impacted by an increased provision for our allowance for loan and lease losses by $1.1 million — the majority of that increase was related to a single commercial loan which was placed on non-accrual, with an accompanying loss. For the quarter net income was $680 thousand versus $1.4 million for the same period in 2015, a decline of $678 thousand. Please see our earnings release enclosed.

For the past several years, we have paid cash dividends at a high level, with a dividend payout ratio in excess of 30% of earnings. This ratio is higher than our peers, and higher than the dividend payout ratio seen at growth companies. Therefore, as a result of our third quarter results and to position our company for continued growth, your Board has made the difficult decision to not pay a cash dividend in December, 2016. Retaining capital allows us to invest more in our strategic initiatives and leverages our ability for growth. Our Board plans to review our dividend policy again in 2017.

We believe our change in leadership, enhanced management team and comprehensive initiatives strengthened the Company’s foundation and positioned the Company for continued growth and success. Our new headquarters building at 750 Palisade Avenue will open later this year consolidating our management and operations into a more efficient and synergetic space. We plan to defer our proposed new branch at the site until 2018, while we review our overall branch structure.

We are well positioned to continue our success, as we operate in one of the most desirable, diverse and densely populated markets in the Country. We have continued to grow, reaching $835.1 million in total assets at September 30, 2016, an increase of $32.2 million from December 31, 2015, and our loan portfolio has reached $660.2 million at September 30, 2016, an increase of $15.1 million over year end 2015.  Our asset quality is strong, as are our capital ratios. Our net interest income increased by the end of the third quarter by $738 thousand over the prior year period due to higher loan balances and higher net interest margin, showing the underlying strength of our business.  We therefore believe that our interim results for 2016 have been affected by our efforts to ensure that we are properly positioned, from a financial, operations and regulatory standpoint, to build upon the success we have enjoyed so far and are not indicative of our future performance.

We thank you for your continued support. We remain committed to our shareholders, customers, employees and communities. We have a strong and experienced Board of Directors and management team to lead us forward to continue to build shareholder value.

Very truly yours,

Gerald A. Calabrese	Nancy E. Graves
Chairman of the Board	President and Chief Executive Officer

Forward-Looking Statements

This letter contains express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.